Exhibit 10.43

FIRST AMENDMENT TO EMPLOYMENT CONTRACT

THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of the 6th day of December, 2010, to that certain Employment Contract by and between H. SHANE HAMMOND (the “Employee”) and TRX, INC., a Georgia corporation (the “Company”).

WHEREAS, the Employee and the Company previously entered into that certain Employment Contract dated as of December 10, 2008 (the “Employment Contract”); and

WHEREAS, the Employee and the Company desire to amend certain terms and provisions of the Employment Contract;

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company hereby agree to amend the Employment Contract as follows:

1. Section 1 of the Employment Contract is hereby amended by deleting the first sentence thereof and replacing it in its entirety with the following sentence:

“The Company hereby employs Employee for a period commencing on the Effective Date of this Employment Contract and ending on December 31, 2013 (the “Initial Term”), unless earlier terminated pursuant to Section 6 herein.”

2. Section 6(c) of the Employment Contract shall be amended by deleting that section in its entirety and replacing it with the following:

“(c) Termination by the Company Without Good Cause. The Company may terminate this Employment Contract at any time without Good Cause. If the Company terminates this Employment Contract without Good Cause, the Company shall pay to the Employee an amount equal to (i) any earned but unpaid Base Salary accrued through the date of termination plus twelve (12) months of Base Salary, and (ii) reimbursement for the COBRA premiums actually incurred by Employee for continued health care coverage for Employee and his covered dependents for twelve (12) months. For compliance with Section 409A of the Internal Revenue Code of 1986, no amounts shall be payable to the Employee (or his spouse or dependents) under this subsection before the date that is six (6) months following the date of the Employee’s termination of employment. On the date that is six (6) months following the date of the Employee’s termination of employment hereunder, the Employee shall be paid a lump sum amount representing (A) the amounts that would have been paid under subsection (i) of this section, plus (B) the amounts that would have been reimbursed to him during the 6-month delay period under subsection (ii) but for the delay provision, and thereafter, the Employee (or his spouse or dependents, as applicable) shall receive monthly cash payments for the reimbursement of the amounts described in subsection (ii). In addition, subject to the specific provisions of subsection 3(b), any discretionary bonus determined by the Board for the Employee following his termination of employment due to termination without Good Cause shall be payable no later than December 31st of the calendar year in which the Board makes the determination that the Employee is entitled to such bonus.”

3. Except as specifically amended herein, the Employment Contract shall remain in full force and effect.

4. This First Amendment may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment effective as of the date specified above.

“EMPLOYEE”:

/s/ H. Shane Hammond
H. Shane Hammond

“COMPANY”:

TRX, INC.

/s/ John F. Davis, III
John F. Davis, III
Chairman of Compensation, Corporate Governance, and Nominating Committee